Exhibit 8

UNANIMOUS RESOLUTION OF

THE MEMBERS

of

PAMPA HOLDINGS, LLC

The undersigned, being all of the Members of PAMPA HOLDINGS, LLC (the “Company”), and acting pursuant to the authority provided and under Section 4.04(iii) of the Fourth Amended and Restated Limited Liability Company Operating agreement dated February 28, 2013 (the “Operating Agreement”), hereby adopt the following Company resolution:

RESOLVED, that pursuant to Section 4.04(iii) of the Operating Agreement, the Members hereby agree to LABMEX INTERNATIONAL S.A.R.L.’s request to receive a return of part of its Capital Contributions, in the form of 670,000 ADSs (as defined in Section 4.01 of the Operating Agreement);

RESOLVED, that the Company is hereby authorized to take all necessary action to effect the partial return of LABMEX INTERNATIONAL S.A.R.L.’s Capital Contributions, as provided above; and

RESOLVED, that Schedule B of the Operating Agreement shall be amended and restated in its entirety as set forth in Annex A to this Unanimous Resolution to reflect the partial return of Capital Contributions approved hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Resolution as of this 16rd day of December, 2015.

PAMPA F&F LLC

By: /s/ Damián Mindlin
Title:

LABMEX INTERNATIONAL S.A.R.L.

By: /s/ Jefferson R. Voss
Title:
By: /s/ Laure Paklos
Title:

ANNEX A

Schedule B

Shareholder	Securities Redemption	Redemption Date	Total Membership Interests
Pampa F&F LLC			31.96674%
Labmex International S.A.R.L.	670,000 ADSs	December 16, 2015	68.03326%